Exhibit 99.1
LivePerson Strengthens Capital Structure

Enters into agreement to exchange $146 million of its outstanding 2026 Convertible
Senior Notes for $100 million of 2029 Convertible Senior Secured Notes

Receives commitment for $100 million of new capital in the form of 2029 Convertible Senior
Secured Notes to facilitate further deleveraging

NEW YORK, May 13, 2024 -- LivePerson, Inc. (Nasdaq: LPSN) (“LivePerson” the “Company”, “we” or “us”), the enterprise leader in digital customer conversations, today announced that its largest existing notes investor, Lynrock Lake Master Fund LP (“Lynrock”), has entered into a binding agreement to exchange (the “Exchange”) its existing approximately $146 million principal amount of Senior Convertible Notes due 2026 for $100 million of new Senior Secured Convertible Notes due 2029 (the “New Notes”). In addition, Lynrock has agreed to provide the Company with $100 million of new capital in the form of additional New Notes, with $50 million to be purchased concurrently with the Exchange and another $50 million to be purchased within six months of the Exchange upon the Company’s request.
“Today’s transaction significantly improves our capital structure by enabling us to capture some of the discounted current market price of our 2026 Convertible Senior Notes, extend our debt maturity schedule, and raise new capital to facilitate further deleveraging,” said John Collins, CFO and COO. “With a stronger balance sheet, LivePerson is well positioned to meet the needs of our customers and partners for the long run and to accelerate value creation for shareholders. We appreciate Lynrock’s support and continued confidence in our strategy and vision.”
The New Notes will be secured and guaranteed by certain of the Company’s subsidiaries on a senior secured basis. Concurrently with the Exchange, Lynrock will also be issued 10-year warrants exercisable for 11% of the Company’s common stock, calculated on a fully diluted basis, with a strike price of $0.75 per share. The Exchange and purchase of New Notes are subject to customary closing conditions and are expected to occur by the end of May.
Additional details with respect to the purchase and exchange agreement and the new notes will be filed today in an 8-K with the Securities and Exchange Commission.
About LivePerson
LivePerson (NASDAQ: LPSN) is the enterprise leader in digital customer conversations. The world’s leading brands — including HSBC, Chipotle, and Virgin Media — use our award-winning Conversational Cloud platform to connect with millions of consumers. We power nearly a billion conversational interactions every month, providing a uniquely rich data set and AI-powered solutions to accelerate contact center transformation, supercharge agent productivity, and deliver more personalized customer experiences. Fast Company named us the #1 Most Innovative AI Company in the world. To talk with us or our AI, please visit liveperson.com.
Forward-Looking Statements
Statements in this press release regarding LivePerson that are not historical facts are forward-looking statements and are being made pursuant to the safe harbor provisions of the Private Securities Litigation

Reform Act of 1995. Forward-looking statements, including statements regarding the anticipated exchange and purchases and their benefits to the Company, are subject to risks and uncertainties, and actual events or results may differ materially from our expectations. Some of the factors that could cause events or results to differ from our expectations include, without limitation, our ability to execute on and deliver our current business and product plans and goals, and the other factors described in the “Risk Factors” sections of the Company's Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 4, 2024 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 10, 2024. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.
Investor Relations Contact
ir-lp@liveperson.com